Exhibit 99.1

Draft #2

CYBE 4Q13 Earnings Release

Hold for Release Until:

7:00 AM Eastern

February 28, 2104

CyberOptics Reports Significantly Improved Fourth Quarter Operating Results

3D Technology Initiative Proceeding on Plan

Minneapolis, MN—February 28, 2014—CyberOptics Corporation (Nasdaq: CYBE) today reported significantly improved operating results for the fourth quarter of 2013 ended December 31.

•	Revenues increased 47% to $8.6 million from $5.8 million in the year-earlier quarter.

•	The operating loss of $2.0 million was down from $2.7 million in the fourth quarter of 2012.

•	The company reported a net loss of $2.0 million or $.31 per share, which included a restructuring charge of $952,000, primarily related to the previously announced workforce reduction in November. The net loss in last year’s fourth quarter was $6.5 million or $.93 per share, which included a $5.7 million non-cash charge to record a valuation allowance against deferred tax assets and a restructuring charge of $523,000.

•	Cash and marketable securities totaled $23.2 million at December 31, 2013, compared to $23.8 million at the end of the third quarter. CyberOptics used cash in the fourth quarter to complete its $3.0 million share repurchase authorization.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are greatly encouraged by our improved fourth quarter results, making us believe that CyberOptics’ has turned the corner with its growth plan. Our fourth quarter sales growth was broadly based across our three product categories. Sales of SMT sensors increased 60% from last year’s fourth quarter, paced by demand from our largest OEM customer for next-generation LaserAlign sensors. We also recorded our first significant sales of Embedded Process Verification sensors, which are now standard on certain pick-and-place platforms of this OEM. Sales of inspection systems posted year-over-year growth of 36%, driven in part by increased sales of our new QX600 automated optical inspection (AOI) systems and SE600 solder paste inspection (SPI) systems. Introduced earlier in 2013, both systems are starting to gain share in their respective inspection markets. Finally, sales of semiconductor products, principally our WaferSense product line, increased 52% from last year’s fourth quarter.”

He continued: “Going forward, our overarching objective is to strategically reposition CyberOptics as a global leader in high-precision 3D sensors. Demand for 3D sensing is growing in markets ranging from automotive and aerospace to medical and consumer electronics. The SMT inspection market is clearly moving in this direction, and the Multi-Reflection Suppression (MRS) 3D technology that we are developing for our next-generation AOI system should enable CyberOptics to expand its presence in the smart phone and tablet markets as well as other high-precision applications. We expect to launch this 3D AOI system later in the fourth quarter of 2014.”

Kulkarni added: “We also are pursuing access to the general purpose 3D metrology market through the pending acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D sensing company with revenues of approximately $6.0 million. We entered into a definitive agreement with LDI in January and expect this $3.0 million all-cash transaction to close in March. LDI provides scanning systems and services to the estimated $825 million global 3D scanner and services metrology market. In addition to providing CyberOptics with an initial presence in the general metrology market, LDI will extend our reach into a diverse range of new industrial markets, where LDI serves a number of Fortune 500 companies. We also plan to incorporate our new 3D MRS technology into future LDI products to strengthen their performance and competitiveness.”

CyberOptics also is developing new products for several other promising opportunities that are scheduled for introduction during the second half of 2014, including systems for inspecting memory modules and conformal coating on circuit boards. We also recently unveiled our new ReticleSense™ Airborne Particle Sensor (APSR) at SEMICON Korea. With APSR, equipment engineers can wirelessly monitor airborne particles in semiconductor process equipment where reticles are implemented without opening the tool.

Kulkarni said: “We are optimistic about continued progress with CyberOptics’ growth in 2014. For the first quarter ending March 31, we are forecasting year over year double-digit sales growth, excluding the impact of LDI, driven by sustained demand for new products across all categories. Higher sales, coupled with reduced operating expense, are expected to result in a significantly reduced loss for the quarter. We believe this same combination of factors should enable us to post organic double-digit sales growth and a lower loss for the full year. The pending LDI acquisition is not expected to have a significant impact on our bottom line performance in 2014.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. Through internal development and acquisitions, CyberOptics is strategically repositioning itself to become a global leader in high-precision 3D sensors. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we record in 2014; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 9:00 AM Eastern today. Investors can access this call toll free at 1-877-941-8609 or 1-480-629-9692 prior to the start of the call and providing the conference ID: 4663980. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
Revenue	$8,552	$5,803	$33,308	$41,644
Cost of revenue	4,921	3,469	18,658	23,465
Gross margin	3,631	2,334	14,650	18,179
Research and development expenses	1,684	1,640	7,519	7,748
Selling, general and administrative expenses	3,005	2,883	12,345	12,802
Restructuring and severance costs	952	523	952	740
Loss from operations	(2,010)	(2,712)	(6,166)	(3,111)
Interest income and other	(4)	(77)	(188)	(24)
Loss before income taxes	(2,014)	(2,789)	(6,354)	(3,135)
Provision (benefit) for income taxes	34	3,710	(186)	3,576
Net loss	$(2,048)	$(6,499)	$(6,168)	$(6,711)
Net loss per share - Basic	$(0.31)	$(0.93)	$(0.91)	$(0.97)
Net loss per share - Diluted	$(0.31)	$(0.93)	$(0.91)	$(0.97)
Weighted average shares outstanding - Basic	6,545	6,965	6,798	6,946
Weighted average shares outstanding - Diluted	6,545	6,965	6,798	6,946

Condensed Consolidated Balance Sheets

	December 31, 2013 (Unaudited)	Dec. 31, 2012
Assets
Cash and cash equivalents	$3,101	$7,340
Marketable securities	9,402	11,438
Accounts receivable, net	6,562	6,129
Inventories	11,331	12,533
Income tax refunds and deposits	—	1,325
Other current assets	1,104	1,338
Deferred tax assets	77	100
Total current assets	31,577	40,203

Marketable securities	10,742	10,435
Intangible and other assets, net	705	758
Fixed assets, net	1,272	1,719
Other assets	194	142
Deferred tax assets	85	363
Total assets	$44,575	$53,620

Liabilities and Stockholders’ Equity
Accounts payable	$2,630	$2,476
Accrued expenses	2,793	2,403
Deferred tax liability	—	29
Total current liabilities	5,423	4,908

Other liabilities	673	1,240
Total liabilities	6,096	6,148

Total stockholders’ equity	38,479	47,472
Total liabilities and stockholders’ equity	$44,575	$53,620

Backlog Schedule:

1st Quarter 2014	$3,086
2nd Quarter 2014 and beyond	1,026
Total backlog	$4,112